Exhibit  99.1


FOR  IMMEDIATE  RELEASE

For  Further  Information:

Steven  Sobieski,  CFO
Phone:  908-947-1100
E-mail:  ssobieski@lifecell.com




                      LIFECELL ANNOUNCES MANAGEMENT CHANGE

                           DR. STEPHEN LIVESEY TO JOIN
                   THE NATIONAL STEM CELL CENTER IN AUSTRALIA


BRANCHBURG, N.J., FEBRUARY 28, 2003 - LifeCell Corporation (NASDAQ: LIFC) announced today that Dr. Stephen Livesey, LifeCell's Chief Scientific Officer, will join the newly formed National Stem Cell Center ("NSCC") in Australia as Director of Tissue Regeneration and Professorial Fellow (Tissue Engineering) at the Victorian Institute of Forensic Medicine. NSCC was recently awarded $(AUD)
43.5 million in funding over the next four years to conduct stem cell research and establish Australia's first biotechnology center of excellence.

Effective April 1, 2003, Dr. Livesey's role with LifeCell will transition from Chief Science Officer to Chief Scientist. He will continue his involvement in several of the Company's ongoing research and development programs as a technical resource and will also provide support in operational areas as needed. Dr. Livesey plans to relocate to Australia during the first half of 2003.

One of NSCC's key research initiatives will focus on combining stem cells with acellular tissue matrices. Lifecell and NSCC have initiated discussions to explore a possible collaborative arrangement that would grant LifeCell rights to commercialize future products that combine stem cell technology developed by NSCC with tissue matrices produced using LifeCell's proprietary technology. NSCC is also interested in commercializing acellular dermal tissue products in Australia based on LifeCell's tissue matrix technology.

"One of my first priorities will be to establish a collaborative relationship between LifeCell and NSCC," said Dr. Livesey. "I believe that the combination of stem cells with tissue matrices is the merging of two synergistic technologies with the potential to deliver the next generation of regenerative products."

"Stephen Livesey is a recognized leader in the field of regenerative medicine and his contributions to LifeCell have been invaluable," said Paul G. Thomas, President and CEO of LifeCell. "A collaboration between LifeCell and NSCC would certainly represent a unique opportunity for LifeCell to gain access to potentially exciting stem cell research that will be conducted by NSCC."



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ABOUT  LIFECELL
---------------

LifeCell is a leader in developing and marketing biologically based solutions for the repair and replacement of damaged or inadequate tissue in numerous different clinical applications. The Company's proprietary tissue matrix technology removes cells from allograft tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets four proprietary human tissue based products: AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation; and Graft Jacket(TM), an acellular periosteum replacement graft through a distribution agreement with Wright Medical Group, Inc. The Company is also the exclusive marketing agent for the SmartPReP(TM) Platelet Concentration System in the United States to ENT, plastic reconstructive and general surgeons in hospitals. The Company's development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit our website at www.lifecell.com.
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This  release  contains  forward-looking  statements  made  pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to establish a collaborative relationship with NSCC or to develop, and or commercialize new products, including products that combine stem cells with tissue matrices processed using the Company's proprietary tissue matrix technology. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's reports filed with the Securities and Exchange Commission.



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